UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015 (September 11, 2015)

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William P. Manuel informed Genco Shipping & Trading Limited (“Genco”) on September 11, 2015 of his decision to resign from its Board of Directors (the “Board”). His resignation was effective September 16, 2015. Mr. Manuel is a Senior Managing Director of Centerbridge Partners, L.P. (“Centerbridge”) and was designated by Centerbridge under Genco’s plan of reorganization to serve as a Class II director on the Board starting in July 2014. He indicated that his departure reflected a desire to focus on other companies in which Centerbridge invests and did not reflect any disagreement with the Company.

On September 16, 2015, on the recommendation of its Nominating, Corporate Governance, and Conflicts Committee (the “Nominating Committee”), the Board appointed Kevin Mahony to succeed Mr. Manuel as a Class II director on the Board. Mr. Mahony’s term expires at the Company’s 2016 Annual Meeting of Shareholders.

Mr. Mahony, age 28, is an Associate at Centerbridge, which he joined in July 2014. Prior to joining Centerbridge, Mr. Mahony was an Associate at Oaktree Capital Management in its Global Principal Group from 2012 to 2014 and an investment banking Analyst at Lazard in its Restructuring Group from 2010 to 2012. Mr. Mahony graduated from the University of Virginia with a B.S. in Commerce with concentrations in finance, management and a track in entrepreneurship and a B.A. in Art History. As a result of these and other professional experiences, Genco believes Mr. Mahony possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.

Mr. Mahony has not been a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: September 17, 2015

/s/ John C. Wobensmith
John C. Wobensmith
President